Mail Stop 3561
								November 14, 2008

Via Fax & U.S. Mail

Mr. Joseph Gaspar
Chief Financial Officer
Advanced Technology Center
P.O.B. 539
Haifa 31053, Israel

Re:	Elbit Systems Ltd.
	Form 20-F for the year ended December 31, 2007
      Filed May 28, 2008
	File No. 000-28998

Dear Mr. Gaspar:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.


Sincerely,



							Linda Cvrkel
Branch Chief




VIA FACSIMILE (212) 704-5918
Ms. Elizabeth Cho
Jenkins & Gilchrist
Mr. Joseph Gaspar
Elbit Systems Ltd.
July 31, 2008
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